Exhibit 99.1

Lifetime Brands, Inc. Announces Results of 2024 Annual Meeting
Declares Dividend to be Paid August 15, 2024

GARDEN CITY, N.Y., June 21, 2024 (GLOBE NEWSWIRE) -- Lifetime Brands, Inc. (Nasdaq: LCUT), a leading global provider of branded kitchenware, tableware and other products used in the home, announced the results of the votes taken at the Company’s 2024 Annual Meeting of Stockholders held Thursday, June 20, 2024.

The stockholders elected the following directors to serve until the next Annual Meeting of Stockholders:

Jeffrey Siegel	Chairman of the Board, Former Executive Chairman, Lifetime Brands, Inc.
Robert B. Kay	Chief Executive Officer, Lifetime Brands, Inc.
Rachael A. Jarosh	Former President and Chief Executive Officer, Enactus
Cherrie Nanninga	Partner, Real Estate Solutions Group, LLC
Craig Phillips	Retired, Senior Vice President — Distribution, Lifetime Brands, Inc.
Veronique Gabai-Pinsky	Former Global President, Vera Wang Group, LLC
Bruce G. Pollack	Managing Partner, Centre Partners Management, LLC
Michael J. Regan	Retired Certified Public Accountant
Michael Schnabel	Senior Partner, Centre Partners Management, LLC

In addition, stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.
On a non-binding advisory basis, stockholders approved the 2023 compensation of the Company’s named executive officers and a one-year frequency with which stockholders are provided an advisory vote on executive compensation.
The stockholders also approved an amendment and restatement of the Company’s Amended and Restated 2000 Long-Term Incentive Plan.
Separately, on Thursday, June 20, 2024, Lifetime’s Board of Directors declared a quarterly cash dividend of $0.0425 per share payable on August 15, 2024 to stockholders of record at the close of business on August 1, 2024.

Lifetime Brands, Inc.

Lifetime Brands is a leading global designer, developer and marketer of a broad range of branded consumer products used in the home. The Company markets its products under well-known kitchenware brands, including Farberware®, KitchenAid®, Sabatier®, Amco Houseworks®, Chef’n® Chicago™ Metallic, Copco®, Fred® & Friends, Houdini™, KitchenCraft®, Kamenstein®, La Cafetière®, MasterClass®, Misto®, Swing-A-Way®, Taylor® Kitchen, and Rabbit®; respected tableware and giftware brands, including Mikasa®, Pfaltzgraff®, Fitz and Floyd®, Empire Silver™, Gorham®, International® Silver, Towle® Silversmiths, Wallace®, Wilton Armetale®, V&A®, Royal Botanic Gardens Kew® and Year & Day®; and valued home solutions brands, including BUILT NY®, S’well®, Taylor® Bath, Taylor® Weather and Planet Box®. The Company also provides exclusive private label products to leading retailers worldwide.

The Company’s corporate website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc.
Laurence Winoker, Chief Financial Officer
516-203-3590
investor.relations@lifetimebrands.com

or

Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / T.J. O'Sullivan / Carly King
212-355-4449
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